Exhibit 99.1
Release No. 0507-19                                                                                                FOR IMMEDIATE RELEASE
May 25, 2007

RAYMOND JAMES FINANCIAL, INC.
REPORTS APRIL 2007 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“In April, the U.S. equity markets rallied aggressively, given continuing buy-out activity and reasonable earnings growth.  Raymond James participated in the increased activity as well as benefited from appreciation in clients’ assets,” stated Chairman and CEO Thomas A. James.
Less than four years after reaching the $100 billion mark, the firm reported total client assets under administration of $202.8 billion, of which $34.8 are managed by the firm’s asset management division.
The company will host an analysts’ conference on Friday, June 1, at 8:30 a.m. EDT at its international headquarters in St. Petersburg, Fla. A recording of the conference sessions will be available on demand on the company’s Web site, Raymond james.com, under “About Our Company,” “Investor Relations,” “Analysts Covering RJF” beginning June 4 and will remain available for one month.  The subjects to be covered may also include forward-looking information. Questions may be posed to management by participants at the conference, and in response the company may disclose additional material information.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd. have more than 4,650 financial advisors serving 1.6 million accounts in 2,200 locations throughout the United States, Canada and overseas. Total client assets are approximately $203 billion. Approximately $34.8 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2006 annual report on Form 10-K, which is available on raymondjames.com and sec.gov.

	April 2007	April 2006	March 2007
	(20 business days)	(19 business days)	(22 business days)

Securities commissions/fees (1)	$ 151.4 mil.	$ 137.0 mil.	$ 141.4 mil.

Assets under management (2)	$ 34.8 bil.	$ 31.7 bil.	$ 33.9 bil.

# of managed/co-managed underwritings (3)	12	15	13

Total customer assets under administration	$ 202.8 bil.	$ 170.0 bil.	$ 197.5 bil.

RJ Bank Total Assets (4)	$ 5.1 bil.	$ 1.9 bil.	$ 5.1 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional, except for certain less significant international joint ventures.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	This illustrates the progress made in growing the use of RJBank as a cash sweep option for brokerage clients, thus increasing the Company's net interest earnings.

For more information, contact Anthea Penrose at 727-567-5283
Please visit the Raymond James Press Center at raymondjames.com/media.